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                                  EXHIBIT 4.3

                               ADAC LABORATORIES
               AMENDMENT TO DIRECTOR'S STOCK OPTION PLAN (1987),
                                   AS AMENDED



         The Director's Stock Option Plan 1987, as amended (the "Plan"), of ADAC Laboratories, a California corporation (the "Company"), as previously amended, is hereby further amended in the following respects:

         1. SHARES SUBJECT TO THE PLAN. Section 5 of the Plan, entitled "Shares Subject to the Plan", is hereby amended to delete the first sentence and to substitute in its place the following first sentence:

                 "Subject to the provisions of Section 12 (relating to adjustments upon changes in shares), the Shares which may be sold pursuant to Directors' Options granted under the Plan shall not exceed in the aggregate 500,000* shares of the Company's Common Stock".

         2. EFFECTIVE DATE. In all other respects, and except as expressly provided herein, the Plan is hereby confirmed. This Amendment to the Plan, as set forth herein, has been approved by the Board of Directors of the Company on May 6, 1992 and is made subject to the consent of the shareholders at the Company's next Annual Meeting of Shareholders.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              By   /s/ Stanley D. Czerwinski
                                                   -----------------------------

                                              Title  President
                                                    ----------------------------






*Prior to 1-for-3 reverse stock split.